Exhibit 99

FOR IMMEDIATE RELEASE

July 28, 2004


                       THE EASTERN COMPANY REPORTS RESULTS
                  FOR THE SECOND QUARTER AND SIX MONTHS OF 2004


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the second quarter and six months of 2004. Sales for the quarter were $25.3 million, compared to $21.6 million for the same period in 2003 a 17% increase, while net income was $760,700, or $0.20 per diluted share compared to the $936,700 or $0.26 per diluted share reported in the second quarter of 2003, a 19% decrease.

Year to date earnings for the six-month period ended July 3, 2004 were $1.8 million or $0.49 per diluted share, compared to $1.9 million or $0.52 per diluted share for the same period in 2003, a 3% decrease. Net sales for the six months were $49.9 million compared to $43.2 million for the first six months of the previous year, a 15% increase.

Leonard F. Leganza, President and CEO stated, "The 17% increase in second quarter sales is the third consecutive quarter of improved sales and reflects a strengthening of the manufacturing sector of the U.S. economy and particularly the markets we serve. Our backlogs have continued to grow which gives us a positive business outlook for the balance of 2004."

Mr. Leganza commented further, "Notwithstanding the strong sales performance, net earnings were impacted by the legal expenses and mediated potential settlement of an alleged patent infringement suit. The charges net of taxes were $348,000 or $0.09 per diluted share in the second quarter and $457,000 or $0.12 per diluted share in the six month period. In addition, the second quarter reflects the continuing start-up costs of our Eastern Industrial subsidiary in Shanghai as well as increases in the cost of steel amounting to $356,000 or $0.10 per diluted share. In the six month period these costs amounted to $550,000 or $0.15 per diluted share."

Mr. Leganza continued, "All of our business units have shown very positive results in the first six months of 2004 and our initiatives in China have gotten off to a promising start, in both the mining and manufacturing sector despite some initial up-front costs."

The Eastern Company is a 146-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

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                                                    THREE Months Ended                           SIX Months Ended

                                               13 wks               13 wks                 26 wks              26 wks
                                            July 3, 2004          June 28, 2003         July 3, 2004       June 28, 2003
                                            ------------          -------------         ------------       -------------
Net Sales                                    $25,297,964           $21,591,111          $49,863,172           $43,181,825


Net Income                                     $ 760,726            $  936,688          $ 1,837,099            $1,890,065


Net Income Per Share:
                  Basic                         $   0.21              $   0.26             $   0.51              $   0.52
                  Diluted                       $   0.20              $   0.26             $   0.49              $   0.52

Weighted average shares outstandings:
                  Basic                        3,628,818             3,625,310            3,622,926             3,627,807
                  Diluted                      3,738,306             3,630,514            3,726,021             3,630,409


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